EXHIBIT 16.1

April 19, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by ENGlobal Corporation under Item 4.01 of its Form 8-K dated April 17, 2024, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,